AMENDMENT
                            Dated June 7, 2001 to the
                 AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT
                                     Between
                            JOHN HANCOCK MUTUAL FUNDS
                                       And
                         INVESTORS BANK & TRUST COMPANY



                  WHEREAS, the Securities and Exchange Commission adopted Rule 17f-7 under the Investment Company Act of 1940, as amended, which permits investment companies to place and maintain assets with certain eligible foreign securities;

                  WHEREAS, each of the investment companies listed on Appendix A hereto, as amended to date and as may be amended from time to time (the "Funds"), and Investors Bank & Trust Company (the "Custodian") desire to amend the terms of the Master Custodian Agreement between the Funds and the Custodian as Amended and Restated on March 9, 1999 (the "Agreement");

                  NOW THEREFORE, in consideration of the premises and of the mutual convenants and agreements contained herein and in the Agreement, the parties hereby agree as follows:

1. The Custodian shall, by no later than July 2, 2001, provide the Fund or its investment adviser with an analysis of the custody risks associated with maintaining assets with each Securities Depository listed on Appendix B hereto in accordance with Rule 17f-7(a)(1)(I)(A).

2. In accordance with the requirements of Rule 17f-7, the Custodian shall monitor the custody risks associated with maintaining assets with each Securities Depository listed on Appendix B hereto on a continuing basis, and shall promptly notify the Fund or its investment advisor of any material change in such risks.

3. In carrying out its responsibilities under paragraphs 1 and 2 above, the Custodian agrees to exercise reasonable care, prudence and diligence.

4. The Custodian shall, concurrent with the execution of this Agreement, provide each Fund or its investment adviser with information which will enable such Fund or its investment adviser to determine whether each Securities Depository listed in Appendix B is an Eligible Securities Depository as defined in Rule 27f-7(b)(1). The Custodian shall notify each Fund or its investment adviser of any material change in any information provided by the Custodian regarding whether a Securities Depository meets the definition of Eligible Securities Depository promptly after becoming aware of any such change.

                  All capitalized terms not defined herein shall have the meaning provided in the Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                                JOHN HANCOCK MUTUAL
                                                FUNDS LISTED ON
                                                APPENDIX A

                                                       /s/Susan S. Newton
                                                       ------------------
                                                By:    Susan S. Newton
                                                Title: Senior Vice President &
                                                       Secretary



                                                INVESTORS BANK & TRUST
                                                COMPANY


                                                /s/Andrew M. Nesvet
                                                -------------------
                                                By: Andrew M. Nesvet
                                                Title: Senior Director








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